EXHIBIT  10.21

                             TeleHubLink Corporation
                          24 New England Executive Park
                              Burlington, MA 01803


                                  March 6, 2000



To:  Each of the Persons Named
     on ANNEX A to this Agreement

Ladies and Gentlemen:

         The undersigned, TeleHubLink Corporation (the "COMPANY"), a Delaware corporation, hereby agrees with you (sometimes referred to herein individually as an "INVESTOR" and sometimes collectively as the "INVESTORS") as follows:

         10 AUTHORIZATION OF SECURITIES. The Company has authorized (a) the issuance and sale of an aggregate of 3,166,667 shares of its common stock, $0.01 par value per share (the "Common Stock") to Investors at a price of $3.00 per share and (b) the issuance to Investors for no additional consideration of warrants (the "WARRANTS") to purchase Common Stock, the form of which is attached here to as ANNEX B. The Common Stock, the Warrants and the Common Stock issuable upon exercise of the Warrants are sometimes referred to collectively herein as the "SECURITIES."

         20 SALE AND PURCHASE OF COMMON STOCK AND WARRANTS. Upon the terms and subject to the conditions herein contained, the Company agrees to sell to the Investors, and the Investors agree to purchase from the Company, at the Closing (as hereinafter defined) on the Closing Date (as hereinafter defined), 2,699,999 shares of Common Stock and Warrants to purchase up to 2,699,999 shares of Common Stock, such commitment allocated among the Investors in the numbers set forth opposite each such Investor's name on ANNEX A attached hereto, and the Investors shall pay to the Company an aggregate amount of up to Eight Million One Hundred Thousand Dollars ($8,100,000) (the "REQUIRED PAYMENT"), allocated among the Investors as set forth on ANNEX A attached hereto.

         30 CLOSING. The closing (the "CLOSING") of the sale to and purchase by the Investors of the Common Stock and Warrants for the Required Payment shall occur at the offices of Paul, Hastings, Janofsky & Walker LLP in Atlanta, Georgia, at the hour of 10:00 A.M., eastern standard time, on March 6, 2000, or at such different time or day as the

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Investors and the Company shall agree (the "CLOSING DATE"). At the Closing, the
Company will deliver to each Investor purchasing shares a certificate evidencing the number of shares of Common Stock and a warrant certificate evidencing the number of Warrants set forth opposite such Investor's name on ANNEX A hereto, which shall be registered in such Investor's name as stated on the signature page hereto, against delivery to the Company of payment by wire transfer in an amount equal to its pro rata portion of the Required Payment by such Investor.

         40 REGISTER OF SECURITIES; RESTRICTIONS ON TRANSFER OF SECURITIES; REMOVAL OF RESTRICTIONS ON TRANSFER OF SECURITIES.


                  4.1 REGISTER OF SECURITIES. The Company or its duly appointed agent shall maintain, or cause its agent to maintain, a separate register for the shares of Common Stock and Warrants, in which it shall register the issue and sale of all such Securities. All transfers of Common Stock or Warrants shall be recorded on the register maintained by the Company or its agent, and the Company shall be entitled to regard the registered holder of such Securities as the actual holder of the Securities so registered until the Company or its agent is required to record a transfer of such Securities on its register. Subject to
SECTION 4.2(C) hereof, the Company or its agent shall be required to record any such transfer when it receives the Security to be transferred, duly and properly endorsed by the registered holder thereof or by its attorney-in-fact duly authorized in writing.

                  4.2 SECURITIES ACT RESTRICTIONS ON TRANSFER.

                      (a) Each Investor understands and agrees that the Securities it will be acquiring have not been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and that accordingly such Securities will not be transferable except as permitted under various exemptions contained in the Securities Act and any applicable state securities laws, or upon satisfaction of the registration and prospectus delivery requirements of the Securities Act and applicable state securities laws. Each Investor acknowledges that it must bear the economic risk of its investment in the Common Stock, the Warrants and the Common Stock issuable upon exercise of the Warrants for an indefinite period of time (subject, however, to the Company's obligation to effect the registration under the Securities Act of the Common Stock purchased pursuant hereto and issuable upon exercise of the Warrants in accordance with the Registration Agreement) because such stock has not been registered under the Securities Act and therefore cannot be sold, unless such stock is subsequently registered or an exemption from registration is available.

                      (b) Each Investor hereby represents and warrants to the Company that (i) it is acquiring the Common Stock and Warrants it has agreed to purchase for

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investment purposes, for its own account, and not with the view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act, (ii) it is an "accredited investor" as that term is defined in Rule 501 under the Securities Act, (iii) it has the power and authority under Applicable Law and its organizational documents, and has taken all necessary corporate or similar action to authorize it, to enter into this Agreement and to purchase the Securities, (iv) its execution and performance of this Agreement will not conflict with, result in a breach of or a violation under any material agreement to which it is a party, and (v) it has reviewed the Company SEC Reports and has had the opportunity to ask questions and receive answers from representatives of the Company concerning the business and financial condition of the Company and all of such questions have been answered to the satisfaction of such Investor. In addition, CFE hereby represents that it is a wholly-owned subsidiary of General Electric Capital Corporation.

                      (c) Each Investor hereby agrees with the Company as follows:

                          (i)  Subject to SECTION 4.3 hereof, the certificates
evidencing the Common Stock it has agreed to purchase, each certificate issued in transfer thereof, and each certificate evidencing the Common Stock issued upon exercise of the Warrants will bear the following legend:

            "The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, or under any applicable state securities laws. These securities may not be sold or transferred in the absence of such registration or unless the request for transfer is accompanied by an opinion of counsel, reasonably satisfactory to the Company, stating that such transfer is exempt therefrom under such Act and under any applicable state securities laws."

                          (ii)  The certificates representing such Common Stock,
each certificate issued in transfer thereof, and each certificate evidencing the Common Stock issued upon exercise of the Warrants will also bear any legend required under any applicable state securities laws.

                          (iii) Absent an effective registration statement under
the Securities Act covering the disposition of the Securities, such Investor will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of any of such securities except in compliance with the Securities Act and the registration or qualification requirements of any applicable state Securities laws or any exemption therefrom.

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                          (iv)  The Company shall make a notation on its records
and may give instructions to any transfer agent of the Common Stock in order to implement the restrictions on transfer set forth in this subsection (c).

                   4.3 REMOVAL OF SECURITIES ACT TRANSFER RESTRICTIONS. Any legend endorsed on a certificate evidencing a Security pursuant to SECTION 4.2(C)(I) hereof and the stop transfer instructions and record notations with respect to such Security shall be removed and the Company shall issue a certificate without such legend to the Holder of such Security (a) if such Security is registered under the Securities Act, (b) if such Security may be sold under Rule 144(k) of the Commission under the Securities Act or (c) if the Holder provides the Company with an opinion of counsel (which may be counsel for the Company) reasonably acceptable to the Company to the effect that a sale or transfer of such Security may be made without registration under the Securities Act.

            50 REPRESENTATIONS AND WARRANTIES BY THE COMPANY. In order to induce the Investors to enter into this Agreement and to purchase the Common Stock and Warrants, the Company hereby covenants with, and represents and warrants to, each Investor as follows:

                     5.1 ORGANIZATION; POWER; QUALIFICATION; CAPITAL STOCK.

                         (a) The Company is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own or lease and operate its properties and to carry on its business as it is now being and hereafter proposed to be conducted. The Company is duly qualified, in good standing and authorized to do business in each jurisdiction in which the character of its properties or the nature of its businesses requires such qualification or authorization, except for such jurisdictions where the failure to so qualify or be authorized would not be reasonably likely to have a Materially Adverse Effect. ANNEX 5.1 correctly sets forth and identifies the number of authorized shares of each class and series of capital stock of the Company, the par value per share, and the number of issued and outstanding shares of each such class and series on the date hereof, after giving effect to the transactions contemplated hereby. Except as described on ANNEX 5.1 attached hereto, the Company does not have outstanding any stock or securities convertible into or exchangeable for any shares of its Common Stock, nor are there any preemptive or similar rights to subscribe for or to purchase, or any other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, or claims of any character relating to, any Common Stock or any stock or securities convertible into or exchangeable for any Common Stock. Except as set forth on ANNEX 5.1, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Common Stock or to register any

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shares of its Common Stock, and there are no agreements restricting the transfer of any shares of the Company's Common Stock. The Company has no authorized classes of Preferred Stock and there are no shares of Preferred Stock outstanding.

                         (b) The Common Stock to be issued pursuant hereto has
been duly authorized and, when issued and paid for pursuant to the terms of this Agreement, will be validly issued, fully paid and nonassessable and will be free and clear of all Liens and restrictions, other than Liens that might have been created by the Investors and restrictions on transfer imposed by SECTION 4.2 hereof; and the Common Stock issuable upon exercise of the Warrants has been duly authorized and reserved for issuance upon exercise of the Warrants and, when issued will be duly authorized, validly issued, fully paid and nonassessable Common Stock, free and clear of all Liens and restrictions, other than Liens that might have been created by the Investors and restrictions imposed by SECTION 4.2 hereof.

                     5.2 AUTHORIZATION. The Company has the corporate power and has taken all necessary corporate action to authorize it to issue the Common Stock and to execute, deliver and perform this Agreement, the Registration Agreement, the Stockholders Agreement and the Warrants, in accordance with their respective terms, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and is, along with the Registration Agreement, the Stockholders Agreement and the Warrants, a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in an action, suit or proceeding in equity or at law).

                     5.3 SUBSIDIARIES. The Subsidiaries of the Company are listed on ANNEX 5.3. Each such Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each such Subsidiary has the corporate power and authority to own or lease and operate its properties and to carry on its business as it is now being and hereafter proposed to be conducted. Each Subsidiary is duly qualified, in good standing and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization. The Company owns all of the outstanding capital stock of each Subsidiary, except as set forth on ANNEX 5.3.

                     5.4 COMPLIANCE WITH OTHER DOCUMENTS AND CONTEMPLATED TRANSACTIONS. The execution, delivery and performance by the Company of this Agreement, the Warrants, the Registration Agreement and the Stockholders Agreement, each in accordance with their respective terms, and the consummation of the transactions

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contemplated hereby and thereby, do not and will not (i) require any consent, approval, authorization, permit or license which has not already been obtained from, or require the Company to effect any filing or registration which has not already been effected with, any federal, state or local regulatory authority,
(ii) violate any Applicable Law with respect to the Company, except any such violation which would not be reasonably likely to have a Materially Adverse Effect, (iii) conflict with, result in a breach of, or constitute a default under (a) the Certificate of Incorporation or the Bylaws of the Company or (b) any indenture, agreement, credit facility or other instrument to which the Company or any Subsidiary of the Company is a party or by which any such company or its properties may be bound or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Company or any of its Subsidiaries.

                     5.5 COMPLIANCE WITH LAW. The Company is in substantial compliance with all Applicable Laws, except any non-compliance which would not be reasonably likely to have a Materially Adverse Effect.

                     5.6 TITLE TO PROPERTIES. Except as set forth on ANNEX 5.6, the Company has good and marketable title to, or a valid leasehold interest in, all of its assets. None of such assets is subject to any Liens, except for Permitted Liens. Except for financing statements evidencing Permitted Liens, no financing statement under the Uniform Commercial Code and no other filing which names the Company as debtor or which covers or purports to cover any of the Company's assets is on file in any state or other jurisdiction, and the Company has not signed any such financing statement or filing (except as described above) or any security agreement that has not been terminated, authorizing any secured party thereunder to file any such financing statement or filing.

                     5.7 LITIGATION. There is no action, suit or proceeding pending or, to the best of the Company's knowledge, threatened against or in any other manner relating directly and adversely to, the Company or any of its properties in any court or before any arbitrator of any kind or before or by any governmental body, except as described on ANNEX 5.7 attached hereto, and no such action, suit, proceeding or investigation (i) calls into question the validity of this Agreement, or (ii) if determined adversely to the Company, would be reasonably likely to have a Materially Adverse Effect.

                      5.8 TAXES. All federal, state and other tax returns of the Company and its Subsidiaries required by law to be filed have been duly filed and all federal, state and other taxes, assessments and other governmental charges or levies upon the Company and any of its Subsidiaries and any of their properties, income, profits and assets, which are due and payable, have been paid, except any such taxes, assessments or other governmental charges or levies
(i) the payment of which is being contested in good faith by appropriate

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proceedings, (ii) for which adequate reserves have been provided on the books of the Company and (iii) as to which no Lien other than a Permitted Lien has attached and no foreclosure, distraint, sale or similar proceedings have been commenced. The charges, accruals and reserves on the books of the Company in respect of taxes are, in the judgment of the Company, adequate.

                     5.9 FINANCIAL STATEMENTS. The Company has furnished or caused to be furnished to each Investor its consolidated audited balance sheet and statements of operations and cash flows for the fiscal year ended January 30, 1999 and its consolidated unaudited balance sheet and statements of operations and cash flows for the nine months ended October 30, 1999 (collectively, the "FINANCIALS"), which as of the date hereof are complete and correct in all respects and present fairly in accordance with generally accepted accounting principles the Company's financial position on and as at such dates and the results of operations for the periods then ended. There are no liabilities, contingent or otherwise, of the Company which are not disclosed in such Financials.

                     5.10 NO ADVERSE CHANGE. Since January 30, 1999, there has occurred no event which is reasonably likely to have a Materially Adverse Effect.

                     5.11 ERISA. The Company and each ERISA Affiliate and each of their respective Plans are in substantial compliance with ERISA and the Internal Revenue Code, and neither the Company nor any of its ERISA Affiliates has incurred any accumulated funding deficiency with respect to any such Plan within the meaning of ERISA or the Internal Revenue Code. The Company has not incurred any material liability to the Pension Benefit Guaranty Corporation or any successor thereto in connection with any such Plan. The assets of each such Plan which is subject to Title IV of ERISA are sufficient to provide the benefits under such Plan for which the Pension Benefit Guaranty Corporation or any successor thereto would guarantee payment if such Plan were terminated, and such assets are also sufficient to provide all other benefits due under the Plan prior to and upon termination. No Reportable Event has occurred and is continuing with respect to any such Plan. No such Plan or trust created thereunder, or any party in interest, fiduciary, trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) which would subject such Plan or any other Plan of the Company, or any of its ERISA Affiliates, any trust created thereunder, or any party in interest, fiduciary, trustee or administrator thereof, or any party dealing with any such Plan or any such trust to the tax or penalty on "prohibited transactions" imposed by Section 502 of ERISA or Section 4975 of the Internal Revenue Code. Neither the Company nor any of its ERISA Affiliates is a participant in or obliged to make any payment to a Multiemployer Plan.

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                     5.12 ABSENCE OF DEFAULT, ETC. The Company is in compliance with all the provisions of its Certificate of Incorporation and Bylaws, and no event has occurred or failed to occur, which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, or which with the passage of time or giving of notice or both would constitute a default or breach by the Company under any indenture, agreement, credit facility or other instrument (collectively, the "COMPANY AGREEMENTS") or under any judgment, decree or order to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their properties may be bound or affected, except any such default or breach which would not be reasonably likely to have a Materially Adverse Effect. All Company Agreements are in full force and effect, and the Company has no knowledge that any party to any Company Agreement is seeking or presently intends to seek to (i) terminate, amend or modify such Company Agreement or (ii) upon expiration of such Company Agreement, not renew such Company Agreement on terms substantially similar to those currently contained in such Company Agreement.

                     5.13 INTELLECTUAL PROPERTY RIGHTS. The Company owns or possesses sufficient legal rights to all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, licenses, know-how, concepts, computer programs and software, technical data, proprietary rights, proprietary processes and other information necessary for its business as previously conducted, as now conducted and as currently proposed to be conducted by the Company (each such item, the "COMPANY INTELLECTUAL PROPERTY") without any conflict with or infringement of the rights of others. ANNEX 5.13 contains a complete list of all issued patents, service marks, trademarks and registered copyrights of the Company, any pending applications therefor and registrations, renewals, extensions and the like thereof and all other patentable Company Intellectual Property as to which the Company intends to file applications describing where the Company is currently in the application process. Except for proprietary information agreements with its employees and consultants, and licenses or agreements entered into in the ordinary course of the Company's business, consistent with past practices, there are no outstanding options, licenses, or agreements of any kind relating to any of the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses, or agreements of any kind with respect to the patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, licenses, know-how, concepts, computer programs, technical data, proprietary rights, proprietary processes and information of any other person or entity. No person or entity has the right to purchase any of the Company Intellectual Property owned by the Company. Each of the federal, state and other governmental registrations with any country pertaining to the Company Intellectual Property is valid and in full force and effect. No claims are pending against the Company by any person with respect to the use of any Company Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same. To the best of the Company's knowledge,

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none of its employees, agents or contractors is obligated under any contract
(including licenses, covenants, or commitments of any nature) or other agreement, or is subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company, or that would conflict with the Company's business as it is currently proposed to be conducted. To the best of the Company's knowledge, neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as currently proposed will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated. The Company has no plan to, and does not believe it is or will be necessary to utilize, any inventions of any of its employees (or individuals it currently intends to hire) made prior to their employment by the Company that would infringe the rights of others. ANNEX 5.13 sets forth a list of all jurisdictions in which the Company is operating under a trade name, and each jurisdiction in which any such trade name is registered. No patent listed on ANNEX 5.13 has been or is now involved in any interference, reissue, reexamination or opposition proceeding, nor is the Company aware of any potentially interfering patent or patent application of any third party. No person or entity is presently selling or marketing a product which is covered by such patents, and such patents have not been challenged or threatened in any way. None of the current or former employees of the Company are named as an inventor on any pending patent application. All patents listed on ANNEX 5.13 are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), and, there is nothing which would render such patents invalid or unenforceable, and they are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

                     5.14 ENVIRONMENTAL MATTERS. Except as is described on ANNEX
5.14 attached hereto:

                     (i) The Property does not contain, in, on or under,
               including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in violation of Environmental Laws or in amounts that could give rise to material liability under Environmental Laws.

                     (ii) The Company is in substantial compliance with all applicable Environmental Laws, and there is no condition which could interfere with the continued operation of any of the Properties in substantial compliance with Environmental Laws, or impair the financial condition of Company.

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                     (iii) The Company has not received from any governmental
               authority or any other Person any complaint, notice of violation, alleged violation, investigation or advisory action or notice of potential liability regarding matters of environmental protection or permit compliance under applicable Environmental Laws with regard to the Properties, nor is the Company aware that any governmental authority is contemplating delivering to the Company any such notice. There has been no pending or, to the Company's knowledge, threatened complaint, notice of violation, alleged violation, investigation or notice of potential liability under Environmental Laws with regard to any of the Properties.

                     (iv) Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of the Property, except in substantial compliance with all Environmental Laws, or in a manner that could give rise to material liability under Environmental Laws nor have any Hazardous Materials been transported or disposed of from any of the Properties to any other location, except in substantial compliance with all Environmental Laws, nor in a manner that could reasonably be anticipated to give rise to material liability under Environmental Laws.

                     (v) The Company is not a party to any governmental,
               administrative actions or judicial proceedings pending under any Environmental Law with respect to any of the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties.

                     (vi) There has been no release or threat of release of
               Hazardous Materials into the environment at or from any of the Properties, or arising from or relating to the operations of the Company, in violation of Environmental Laws or in amounts that could give rise to material liability under Environmental Laws.

                     5.15 INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT. The Company (i) is not an "investment company" or a company "controlled by an investment company" and (ii) is not required to register, in each case, under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Company of this Agreement violates any provision of such Act or requires under such Act any consent, approval or authorization of, or registration with, the Securities and Exchange Commission (the "Commission") or any other governmental or public body or authority pursuant to any provisions of such Act. The Company is not a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended. None of the transactions contemplated by this Agreement

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(including, without limitation, the use of proceeds from the sale of the
Securities) will violate or result in a violation of Section 7 of the Exchange Act or any regulation issued pursuant thereto including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System.

                     5.16 PAYMENT OF WAGES. The Company is in compliance in all material respects with the Fair Labor Standards Act, as amended, and the Company has in all material respects paid all minimum and overtime wages required by law to be paid to its employees.

                     5.17 SECURITIES LAWS. The Company and, to the best of the Company's knowledge, any underwriters, sales agents, representatives or brokers representing or acting, or who have in the past represented or acted, on behalf of the Company have complied with all material federal and state securities laws in connection with the offer and sale of and securities in the Company, including the Common Stock and Warrants to be issued and sold pursuant to this Agreement. The offer, sale and issuance of the Common Stock and Warrants are, the issuance of the shares of Common Stock in connection with the exercise of the Warrants will be, and any previous private placement of securities effected by the Company was, exempt from the registration requirements of the Securities Act and from the registration or qualification requirements of the laws of any applicable state or other jurisdiction, and neither the Company nor anyone on its behalf will take any action hereafter that would or would likely cause the loss of such exemption.

                     5.18 AGREEMENTS WITH AFFILIATES AND MANAGEMENT AGREEMENTS. Except as set forth on ANNEX 5.18 attached hereto, the Company does not have (i) any material agreements or binding arrangements of any kind with any Affiliates, or (ii) any management or consulting agreements of any kind with any third party.

                     5.19 DISCLOSURE; SEC FILINGS. There is no fact which the Company has not disclosed to the Investors in writing which has or will have a Materially Adverse Effect. The information contained in this Agreement, the Financials and in any writing furnished pursuant hereto or in connection herewith, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or herein or necessary to make the statements therein or herein not misleading. Additionally, the Company has delivered to CFE, as lead investor, true and complete copies of each registration statement, report and proxy or information statement, including, without limitation, any annual reports to Stockholders incorporated by reference in any of such reports, in form (including exhibits and any amendments thereto) required to be filed with the Commission since December 31, 1997 (collectively, the "COMPANY SEC REPORTS"). As of the respective dates the Company SEC Reports were filed, or, if any such Company SEC Report was amended, as of the date such amendment was filed, each of the Company SEC

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Reports (i) complied in all respects with all applicable requirements of the
Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, misleading. Each of the audited financial statements and unaudited interim financial statements of the Company (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-KSB for each of the last two fiscal years and its Quarterly Reports on Form 10-QSB for all interim periods subsequent thereto fairly present, in conformity with generally accepted accounting principles, the financial position of the Company as of its date and the results of operations and changes in financial position for the period then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

                  60 CONDITIONS PRECEDENT TO INVESTOR'S OBLIGATIONS AT THE CLOSING. The obligation of each Investor to execute this Agreement is subject to the prior fulfilment of the following conditions:

                     6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company under this Agreement shall be true and correct as of the date hereof.

                     6.2 SIMULTANEOUS PURCHASE BY INVESTORS. The Company shall be contemporaneously consummating the sale of an aggregate of at least 2,500,000 shares of Common Stock to the Investors listed on ANNEX A attached hereto for a Required Payment of at least Seven Million Five Hundred Dollars ($7,500,000).

                     6.3 NO MATERIAL ADVERSE CHANGE. There shall not have occurred (i) a change in the financial condition, business, assets or prospects of the Company or any of its Subsidiaries that constitutes a Materially Adverse Effect with respect to the Company and its Subsidiaries taken as a whole, (ii) any substantive change in local, state or federal governmental regulations affecting the business of the Company or any of its Subsidiaries or the business proposed to be conducted by the Company or any of its Subsidiaries that would be reasonably likely to have a Materially Adverse Effect, (iii) any material adverse change in the Company's industry generally or (iv) any threatened, instituted or pending action, proceeding, application or counterclaim by or before any governmental, regulatory or administrative agency or authority, domestic or foreign, which seeks to restrain or prohibit the transactions contemplated by this Agreement or seeks damages in connection therewith or resulting therefrom, seeks to impose any limitations on the ability of the Investors effectively to acquire or to hold or to exercise full rights of ownership of the Securities, including, without limitation, the right to vote the Securities in accordance with their terms or would otherwise be reasonably likely to have a Materially Adverse Effect on the Company.

                     6.4 QUALIFICATION UNDER STATE SECURITIES LAWS. All registrations, qualifications, permits and approvals required under applicable state securities laws necessary for the lawful execution, delivery and performance of this Agreement, including without limitation all such registrations, qualifications, permits and approvals required prior to the sale of the Securities shall have been obtained.

                     6.5 DELIVERY OF DOCUMENTS. Each Investor shall have received the following:

                         (a) copies of resolutions of the Board, certified by an
Authorized Signatory of the Company, authorizing and approving the execution, delivery and performance of this Agreement, and all other documents and instruments to be delivered pursuant hereto and thereto;

                         (b) a copy of the Bylaws of the Company certified by an
Authorized Signatory of the Company;

                         (c) a true and complete copy of each and any agreements
or arrangements of any kind among the shareholders of the Company, or otherwise with respect to the ownership of the Company;

                         (d) good standing certificates for the Company and each
Subsidiary of the Company, issued by the Secretary of State of each state in which each such corporation is incorporated or qualified to do business as a foreign corporation;

                         (e) this Agreement duly executed by the Company;

                         (f) the Registration Agreement and the Stockholders
Agreement duly executed by all parties thereto, other than the Investors;

                         (g) a favorable opinion of Blank Rome Tenzer Greenblatt
LLP, counsel for the Company, dated the Closing Date substantially in the form of ANNEX 6.5(G) attached hereto;

                         (h) a certificate representing the shares of Common
Stock and a certificate representing the Warrants to be purchased by such Investor;

                         (i) a certificate of incumbency with respect to each
Authorized Signatory; and

                         (j) such additional supporting documentation and other
information with respect to the transactions contemplated hereby as the Investors or their special counsel, Paul, Hastings, Janofsky & Walker LLP, may reasonably request.

                     6.6 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions, shall be reasonably satisfactory in form and substance to the Investors and to their special counsel, Paul, Hastings, Janofsky & Walker LLP.

                     6.7 STRUCTURING FEE. CFE shall have received payment of the Structuring Fee.

                  70 AFFIRMATIVE COVENANTS. The Company agrees, that, unless, with respect to Sections 7.1 through 7.10 and Section 7.12, Investors holding at least 66_% of the shares of Common Stock sold hereunder then held by Investors otherwise agree in writing, so long as at least 375,000 shares of Common Stock are held by Investors, the Company (and each of its Subsidiaries unless the context otherwise requires) will do the following:

                     7.1 PRESERVATION OF EXISTENCE AND SIMILAR MATTERS. Preserve and maintain, or timely obtain and thereafter preserve and maintain, its existence, material rights, franchises and licenses and its material privileges used in connection with or relating to the operations of its business, including without limiting the foregoing, all Necessary Authorizations, and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualifications or authorizations, except in such cases where the failure to take such action would not be reasonably likely to have a Materially Adverse Effect.

                     7.2 COMPLIANCE WITH APPLICABLE LAW. Comply in all respects with the requirements of all Applicable Laws except where compliance is being contested in good faith by appropriate proceedings and adequate reserves have been set aside therefor or where non-compliance with which would be reasonably likely to have a Materially Adverse Effect.

                     7.3 MAINTENANCE OF PROPERTIES. Maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition (reasonable wear and tear excepted) all properties used or useful in its business (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments and improvements thereto, except in such cases where the failure to take such action would not be reasonably likely to have a Materially Adverse Effect; PROVIDED, HOWEVER, that the provisions of this SECTION 7.3 shall not prevent the Company from disposing of obsolete equipment in the ordinary course of its business.

                     7.4 ACCOUNTING METHODS AND FINANCIAL RECORDS. Maintain a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, keep adequate records and books of account in which complete entries will be made in accordance with such accounting principles consistently applied and reflecting all transactions required to be reflected by such accounting principles. The Company shall also maintain its current fiscal year; provided that the Company may change to a fiscal year ending December 31st without the prior consent of the Investors.

                     7.5 MAINTAIN INSURANCE. Maintain in full force and effect a policy or policies of insurance issued by insurers of recognized responsibility, insuring it and its properties and business against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or a similar business and similarly situated.

                     7.6 PAY TAXES AND OTHER LIABILITIES. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or any of its Subsidiaries or their income or profits or upon any properties belonging to them prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, would be reasonably likely to have a Materially Adverse Effect or become a Lien or charge upon any of their properties; except that no such tax, assessment, charge, levy or claim need be paid which is being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale or similar proceedings shall have been commenced, subject to a cure period of thirty (30) days. The Company shall timely file all information returns required by federal, state or material local tax authorities.

                     7.7 REPORTS. The Company shall provide the following reports and other information to the Investors at the times specified below:

                         (a) Promptly upon learning of the occurrence of a
Default or a condition or event which with the giving of notice or the lapse of time, or both, would constitute a Default, a certificate signed by the chief executive officer or chief financial officer of the Company describing such Default, or condition or event and stating what steps are being taken to remedy or cure the same;

                         (b) Promptly upon the earlier of providing such
information to the Common Stockholders of the Company or filing such information with the Commission, written notice to the Investors of the commencement of any material proceeding or investigation by or before any governmental body and any material actions or proceedings in any court or before any arbitrator (i) against, or (ii) in any other way relating materially adversely and directly to, the Company or any Subsidiary or any of their properties, assets or businesses;

                         (c) Promptly upon filing with the Commission, all such
filings that are not otherwise distributed to the Common Stockholders of the Company; and

                         (d) Promptly upon request such other information
relating to the finances, properties, business and affairs of Company, and each Subsidiary as any Investor reasonably may request from time to time, subject to execution of a mutually acceptable confidentiality agreement to the extent such information is likely to include material, non-public information.

                     7.8 REPLACEMENT OF CERTIFICATES. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of any certificate representing any of the Securities, and, if requested by the Company, the posting of a reasonable bond and the execution of a reasonable agreement of indemnity, issue a new certificate representing such Securities in lieu of such lost, stolen, destroyed, or mutilated certificate.

                     7.9 COMPLIANCE WITH CERTIFICATE OF INCORPORATION AND BYLAWS. Perform and observe all requirements of the Company's Certificate of Incorporation and Bylaws.

                     7.10 BOARD OBSERVATION RIGHTS. So long as CFE or any of its Affiliates hold at least 375,000 shares of Common Stock, CFE shall have the right to appoint an observer to attend all meetings of the Board of Directors and of any committees thereof. CFE will be entitled to receive information provided to any other Board members in connection with such observer rights, including all monthly financial, operating, performance and budgetary reports and data. Such observer shall be entitled to notice of all Board of Directors meetings upon provision of such notice to members of the Board of Directors and shall enter into a reasonable confidentiality agreement with the Company upon request.

                     7.11 USE OF PROCEEDS. Use the proceeds of this offering to fund research and development, marketing and working capital needs.

                  80 ANTI-DILUTION ADJUSTMENT. The shares of Common Stock purchased hereunder, but not including the shares of Common Stock issuable upon exercise of the Warrants (the "ADJUSTED SHARES") shall be subject to adjustment from time-to-time in accordance with the following. If at any time within one
(1) year and six (6) months after the Closing, the Company shall do any of the following, and immediately upon the occurrence of the following:

                          (a) Issue any options, warrants or other rights
entitling the Holder thereof to subscribe for or purchase shares of Common Stock or other securities of the Company convertible or exchangeable for Common Stock at a price per share which, when added to the amount of consideration received or receivable by the Company for such options, warrants or rights is less than $3.00 per share or, at any time following the first adjustment made pursuant to this Section 8, the then effective purchase price per share paid by the Investors hereunder (the "THRESHOLD PRICE");

                          (b) Issue or sell securities of the Company
convertible into or exchangeable for Common Stock at a price per share which, when added to the amount of consideration received or receivable by the Company for such exchangeable or convertible securities, is less than the Threshold Price; or

                          (c) Issue or sell additional shares of its Common
Stock for consideration less than the Threshold Price;

then the Company shall promptly issue to the Holders of Adjusted Shares that number of shares of Common Stock that, when added to the number of shares of Common Stock previously issued to the Holders of Adjusted Shares, equals in the aggregate that number of shares of Common Stock that would have been purchased with the Required Payment if the Investors had initially paid a price per share equal to the price paid for the additional shares of Common Stock issued or deemed issued pursuant to this Section 8. The price paid for additional shares of Common Stock issued or deemed issued pursuant to this Section 8 shall be equal to, (i) if shares of Common Stock are sold, the price per share paid for such Common Stock; and (ii) if options, warrants or other rights to purchase Common Stock or securities convertible or exchangeable for Common Stock are issued or sold, the lowest price per share payable upon exercise, conversion or exchange of such securities, plus the price per share paid for such options, warrants or other rights or convertible securities.

            For example, if, prior to the one (1) year six (6) month anniversary of the Closing, the Company were to sell 1,000,000 additional shares of Common Stock at a price of $2.00 a share, the Company would be required to issue additional shares of Common Stock to Investors determined as follows, assuming that the Investors made an aggregate Required Payment of $5,000,000: Required Payment ($5,000,000), DIVIDED BY new price per share ($2.00), EQUALS 2,500,000 shares, minus 1,666,667 shares previously issued, equals 83,000 shares of additional Common Stock. Such additional shares would be issued pro rata among the Investors at no additional cost.

            Upon any adjustment pursuant to this Section 8, the Company shall give written notice thereof, by first class mail, postage prepaid, return receipt requested addressed to the registered Holder of Adjusted Shares at the address of such Holder as shown on the books of the Company and in case of a Holder with an address of record outside the United States, by facsimile, and confirmed in writing by first class air mail. The notice shall be signed by the Company's chief financial officer and shall state the nature of such adjustment, setting forth in reasonable detail the method of effecting the adjustment and the facts upon which such adjustment is based. Notwithstanding the above, this
Section 8 shall not apply to the following: (i) exercise of any of the 2,595,000 options issued and outstanding as of the date hereof as reflected on ANNEX 5.1 hereto; (ii) the issuance to directors, officers or independent consultants of the Company as incentive compensation of options to purchase shares of Common Stock pursuant to an option plan duly adopted by the Company's Board of Directors and stockholders subject to a limit of options to purchase 3,000,000 shares of Common Stock; and (iii) any issuance of securities approved by Investors holding 66_% of the shares of Common Stock issued hereunder and then held by Investors.

                  90  ENFORCEMENT.

                     9.1 REMEDIES AT LAW OR IN EQUITY. If any Default shall occur or if any representation or warranty made by or on behalf of the Company in this Agreement or in any certificate, report or other instrument delivered under or pursuant to any term hereof shall be untrue or misleading in any respect as of the date of this Agreement or as of the date it was made, furnished or delivered, the Holder of any Security may proceed to protect and enforce its rights by suit in equity or action at law, whether for the specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement, or to enforce any other legal or equitable right of such Holder of any such Securities, or to take any one or more of such actions. In the event a Holder brings such an action against the Company, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this

Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

                     9.2 CUMULATIVE REMEDIES. None of the rights, powers or remedies conferred upon any Investor shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether now or hereafter available at law, in equity, by statute or otherwise.

                     9.3 NO IMPLIED WAIVER. Except as expressly provided in this Agreement, no course of dealing between the Company and the Investors and no delay in exercising any such right, power or remedy conferred hereby now or hereafter existing at law, in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such right, power or remedy.

                 10. DEFINITIONS. Unless the context otherwise requires, the terms defined in this SECTION 10 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

                     "ADJUSTED SHARES" shall have the meaning assigned to it in
SECTION 8 hereof.

                     "AFFILIATE" shall mean any Person which directly or indirectly controls, is controlled by, or is under common control with, the indicated Person. For purposes of this definition "control" when used with respect to any Person includes, without limitation, the direct or indirect beneficial ownership of more than fifty percent (50%) of the voting securities or voting equity or partnership interests of such Person, or the power to direct or cause the direction of the management or policies of such Person, whether by contract or otherwise.

                     "AGREEMENT" shall mean this Agreement.

                     "APPLICABLE LAW" shall mean all provisions of constitutions, statutes, rules, regulations, and orders of governmental bodies or regulatory agencies applicable to the Company, including, without limitation, Environmental Laws, and Title 17 of the United States Code and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Company is a party or by which it is bound.

                     "AUTHORIZED SIGNATORY" shall mean such senior personnel of the Company as may be duly authorized and designated in writing by the Company to execute documents, agreements and instruments on behalf of the Company.

                     "BOARD" shall mean the Board of Directors of the Company.

                     "BUSINESS DAY" shall mean a day on which banks and foreign exchange markets are open for the transaction of business required for this Agreement in New York.

                     "COMMON STOCK" shall have the meaning assigned to it in
SECTION 1 hereof.

                     "COMMISSION" shall have the meaning assigned to it in
SECTION 5.15 hereof.

                     "COMPANY AGREEMENTS" shall have the meaning assigned to it in SECTION 5.12 hereof.

                     "COMPANY SEC REPORTS" shall have the meaning assigned to it in SECTION 5.19 hereof.

                     "COMPANY INTELLECTUAL PROPERTY" shall have the meaning assigned to it in SECTION 5.13 hereof.

                     "DEFAULT" shall mean (i) a default or failure in the due observance or performance of any covenant, condition or agreement on the part of the Company or any of its Subsidiaries to be observed or performed under the terms of this Agreement or the Registration Agreement, if such default or failure in performance shall remain unremedied for ten (10) days, or (ii) a default under any senior credit facility of the Company.

                     "ENVIRONMENTAL LAWS" shall mean any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, permit conditions, decrees or requirements of any governmental authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including, without limitation, those relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyals, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances, including, without limitation, any provisions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. ss. 9601 ET SEQ.) or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. ss. 6901, ET SEQ.).

                     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as in effect on the date hereof and as such Act may be amended thereafter from time to time.

                     "ERISA AFFILIATE" shall mean any Person which is an "Affiliate" of the Company within the meaning of Section 414 of the Internal Revenue Code and which, together with the Company, is treated as a single employer for purposes of such Section 414.

                     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                     "FINANCIALS" shall have the meaning ascribed thereto in
SECTION 5.9 hereof.

                     "CFE" shall mean CFE, Inc.

                     "HAZARDOUS MATERIALS" shall mean all toxic and hazardous substances and wastes and petroleum products.

                     "HOLDER" of any Security shall mean the record owner of such Security.

                     "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended.

                     "INVESTOR" and "INVESTORS" shall have the meaning assigned to it in the introductory paragraph of this Agreement.

                     "LIEN" shall mean with respect to any Property, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement and any lease deemed to constitute a security interest and any option or other agreement to give any security interest).

                     "MATERIALLY ADVERSE EFFECT" shall mean any materially adverse effect upon the business operation, assets, liabilities, financial condition, results of operations or business prospects of the Company or any of its Subsidiaries, or upon the ability of the Company to operate its current teleservices business or to develop and market its encryption security technology, or the ability of the Company to perform this Agreement, or to perform under the Registration Agreement, resulting from any act, omission, situation, status, event or undertaking, either singly or taken together; PROVIDED, HOWEVER, that in no event shall Materially Adverse Effect include the effects of any future general economic conditions or technological changes, including, without limitation, conditions or changes which affect prevailing interest rates.

                     "MULTIEMPLOYER PLAN" shall have the meaning set forth in
Section 4001(a)(3) of ERISA.

                     "NECESSARY AUTHORIZATIONS" shall mean all authorizations, consents, permits, exemptions, approvals and licenses from, and all filings and legislations with, and all required reports to, any governmental or regulatory authority, necessary for the operation of the Company's business.

                     "PERMITTED LIENS" shall mean (a) Liens existing on the Closing Date and disclosed on ANNEX 5.6 hereto; (b) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceeding, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with generally accepted accounting principles; (c) statutory Liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen, or other like Liens arising by operation of law in the ordinary course of business; (d) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) easements, rights of way, zoning, similar restrictions and other similar encumbrances or title defects which, singularly or in the aggregate, do not in any case materially detract from the value of the property, or materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries; and (f) pledges or deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance and other types of Social Security legislation.

                     "PERSON" shall include any natural person, corporation, limited liability company, trust, association, company, partnership, joint venture and other entity and any government, governmental agency, instrumentality or political subdivision.

                     "PLAN" shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA or any other plan maintained for employees of any Person or any ERISA Affiliate of such Person.

                     "PROPERTY" shall mean any real property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, inventory or other asset, owned, leased or operated by the Company or any Subsidiary of the Company (including, without limitation, any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

                     "REGISTRATION AGREEMENT" shall mean the Registration Agreement by and between the Company and the Investors relating to the registration of the Common Stock sold pursuant hereto, dated as of the date of the Closing.

                     "REPORTABLE EVENT" shall have the meaning set forth in Title IV of ERISA.

                     "REQUIRED PAYMENT" shall have the meaning assigned to it in
SECTION 2 hereof.

                     "SECURITIES" shall have the meaning assigned to it in
SECTION 1 hereof.

                     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                     "STOCKHOLDERS AGREEMENT" shall mean the Stockholders Agreement by and among the Investors, the Company, and certain other Holders of Common Stock of the Company, dated as of the date of the Closing.

                     "STRUCTURING FEE" shall mean the $75,000 fee payable to CFE at Closing in consideration for its services as lead investor hereunder.

                     "SUBSIDIARY" shall mean (i) any corporation of which fifty (50%) percent or more of the voting stock, or any partnership of which 50% or more of outstanding partnership interests, is at any time owned by the Company, or by one or more Subsidiaries of the Company, or by the Company and one or more Subsidiaries of the Company, and (ii) any other entity which is controlled or capable of being controlled by the Company or by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company.

                     "THRESHOLD PRICE" shall have the meaning assigned to it in
SECTION 9 hereof.

                     "WARRANTS" shall have the meaning assigned to it in SECTION 1 hereof.

                  11. MISCELLANEOUS.

                     11.1 WAIVERS AND AMENDMENTS. With the written consent of the Holders of 66_% of the outstanding shares of Common Stock issued pursuant hereto and then held by Investors, the obligations of the Company and the rights of the Holders of the Securities under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and with the same consent the Company, when authorized by resolution of its Board, may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of any supplemental agreement or modifying in any manner the rights and obligations hereunder of the Holders of the Securities and the Company; PROVIDED, HOWEVER, that no such waiver or supplemental agreement shall
(a) affect any of the rights of any Holder of a Security created by the Company's Certificate of Incorporation or by the Delaware General Corporation Law without compliance with all applicable provisions of the Certificate of Incorporation or the Delaware General Corporation Law, as the case may be, or
(b) reduce the aforesaid proportion of Common Stock, the Holders of which are required to consent to any waiver or supplemental agreement, without the consent of all of the Investors then holding shares of Common Stock sold hereunder. Upon the effectuation of each such waiver, consent or agreement of amendment or modification, the Company shall promptly give written notice thereof to all the Investors, but failure to give such notice shall not affect the validity of any consent. Neither this Agreement nor any provision hereof, may be amended, waived, discharged or terminated orally or by course of dealing, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in this SECTION 11.1. Specifically, but without limiting the generality of the foregoing, the failure of any Holder at any time or times to require performance of any provision hereof or of the Certificate by the Company shall in no manner affect the right of any Holder at a later time to enforce the same. No waiver by any party of the breach of any term or provision contained in this Agreement in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in the Agreement.

                     11.2 RIGHTS OF HOLDERS INTER SE. Each Investor shall have the absolute right to exercise or refrain from exercising any right or rights which such Investor may have by reason of this Agreement or any Security, including, without limitation, the right to consent to the waiver of any obligation of the Company under this Agreement and to enter into an agreement with the Company for the purpose of modifying this Agreement or any agreement effecting any such modification, and such Investor shall not incur any liability to any other Investor with respect to exercising or refraining from exercising any such right or rights.

                     11.3 NOTICES. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be delivered, or mailed first class postage prepaid, registered or certified mail,

                          (a If to the Investors to each of them at their respective addresses listed on ANNEX A attached hereto.

                          or

                          (b If to the Company, at the address first above written or at such other address as the Company may specify by written notice to Investor,

and each such notice, request, consent and other communication shall for all purposes of the Agreement be treated as being effective or having been given when delivered, if delivered personally, by e-mail or facsimile with confirmation of receipt or by overnight courier or, if sent by mail, at the earlier of its actual receipt or three (3) days after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

                     11.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC. All representations and warranties made in, pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of the Investors, and the sale and purchase of the Securities and payment therefor. All statements contained in any certificate, instrument or other writing delivered by or on behalf of the Company pursuant hereto or in connection with or contemplation of the transactions herein contemplated shall constitute representations and warranties by the Company hereunder. Any claim against the Company based upon any inaccuracy in any of the representations or breach of any of the warranties hereunder must be asserted against the Company, either by written notice given to the Company specifying with reasonable particularity the claimed inaccuracy or breach or by institution of an action at law or suit in equity against the Company and the serving of the process and complaint with respect thereto upon the Company, within two (2) years from the Closing Date.

                     11.5 SEVERABILITY. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

                     11.6 PARTIES IN INTEREST. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by the Holder or Holders at the time of any of the Securities. Subject to the immediately preceding sentence, this Agreement shall not run to the benefit of or be enforceable by any Person other than a party to this Agreement and its successors and assigns.

                     11.7 HEADINGS. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

                     11.8 CHOICE OF LAW. It is the intention of the parties that the internal substantive laws, and not the laws of conflicts, of the State of New York shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

                     11.9 EXPENSES. The Company will promptly pay (i) all out-of-pocket expenses of the Investors in connection with the preparation, negotiation, execution and delivery of this Agreement, the Registration Agreement and the Stockholders Agreement and the transactions contemplated hereunder and thereunder, whether or not the transactions contemplated by this Agreement are consummated, including, but not limited to, the reasonable fees and disbursements of one counsel for the Investors, being Paul, Hastings, Janofsky & Walker LLP, special counsel for CFE as lead investor, and (ii) all costs and out-of-pocket expenses of obtaining performance under this Agreement and the other agreements referenced herein or of preparing, negotiating, executing and delivering any amendment of or consent or waiver under this Agreement or the other agreements referenced herein at the Company's request, including but not limited to, reasonable fees and expenses of counsel for the Investors.

                     11.10 COUNTERPARTS; FACSIMILE. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          [Common Stock Purchase Agreement Signature Page]

          If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the undersigned, whereupon this letter shall become a binding contract between you and the undersigned.

                                        Very truly yours,

                                        TELEHUBLINK CORPORATION

                                        By: ______________________
                                                   President

                                        and ______________________
                                                   Secretary

The foregoing Agreement is hereby accepted as of the date first above written.

INVESTORS:

CFE, INC.

By:
Name:____________________________
Title:_____________________________



By:
Name:____________________________
Title:_____________________________

       ------------------------------------------------------------------
       ------------------------------------------------------------------


                             TELEHUBLINK CORPORATION



                       ----------------------------------

                   COMMON STOCK AND WARRANT PURCHASE AGREEMENT

                       -----------------------------------



                            Dated as of March 6, 2000

       ------------------------------------------------------------------
       ------------------------------------------------------------------

                                TABLE OF CONTENTS

                             (Not Part of Agreement)

                                                                                     PAGE
                                                                                     ----

1.   Authorization of Securities......................................................1

2.   Sale and Purchase of Common Stock and Warrants...................................1

3.   Closing..........................................................................1

4.   Register of Securities; Restrictions on Transfer of Securities;
     Removal of Restrictions on Transfer of Securities................................2
     4.1    Register of Securities....................................................2
     4.2    Securities Act Restrictions on Transfer...................................2
     4.3    Removal of Securities Act Transfer Restrictions...........................4

5.   Representations and Warranties by the Company....................................4
     5.1    Organization; Power; Qualification; Capital Stock.........................4
     5.2    Authorization.............................................................5
     5.3    Subsidiaries..............................................................5
     5.4    Compliance with Other Documents and Contemplated Transactions.............5
     5.5    Compliance with Law.......................................................6
     5.6    Title to Properties.......................................................6
     5.7    Litigation................................................................6
     5.8    Taxes.....................................................................6
     5.9    Financial Statements......................................................7
     5.10   No Adverse Change.........................................................7
     5.11   ERISA.....................................................................7
     5.12   Absence of Default, etc...................................................7
     5.13   Intellectual Property Rights..............................................8
     5.14   Environmental Matters.....................................................9
     5.15   Investment Company Act; Public Utility Holding Company Act...............10
     5.16   Payment of Wages.........................................................10
     5.17   Securities Laws..........................................................11
     5.18   Agreements with Affiliates and Management Agreements.....................11
     5.19   Disclosure; SEC Filings..................................................11

6.   Conditions Precedent to Investor's Obligations at the Closing...................12


     6.1    Representations and Warranties...........................................12
     6.2    Simultaneous Purchase by Investors.......................................12
     6.3    No Material Adverse Change...............................................12
     6.4    Qualification Under State Securities Laws................................12
     6.5    Delivery of Documents....................................................12
     6.6    Proceedings and Documents................................................13
     6.7    Structuring Fee..........................................................14

7.   Affirmative Covenants...........................................................14
     7.1    Preservation of Existence and Similar Matters............................14
     7.2    Compliance with Applicable Law...........................................14
     7.3    Maintenance of Properties................................................14
     7.4    Accounting Methods and Financial Records.................................14
     7.5    Maintain Insurance.......................................................15
     7.6    Pay Taxes and Other Liabilities..........................................15
     7.7    Reports..................................................................15
     7.8    Replacement of Certificates..............................................16
     7.9    Compliance With Certificate of Incorporation and Bylaws..................16
     7.10   Board Observation Rights.................................................16
     7.11   Use of Proceeds..........................................................16

8.   Anti-Dilution Adjustment........................................................16

9.   Enforcement.....................................................................18
     9.1    Remedies at Law or in Equity.............................................18
     9.2    Cumulative Remedies......................................................18
     9.3    No Implied Waiver........................................................18

10.  Definitions.....................................................................18

11.  Miscellaneous...................................................................23
     11.1   Waivers and Amendments...................................................23
     11.2   Rights of Holders Inter Se...............................................24
     11.3   Notices..................................................................24
     11.4   Survival of Representations and Warranties, etc..........................24
     11.5   Severability.............................................................25
     11.6   Parties in Interest......................................................25
     11.7   Headings.................................................................25
     11.8   Choice of Law............................................................25
     11.9   Expenses.................................................................25
     11.10  Counterparts; Facsimile..................................................25


                                  ANNEX A

                                List of Investors
                                                     # OF SHARES OF
          INVESTORS            REQUIRED PAYMENT       COMMON STOCK         WARRANTS
-----------------------------  ------------------   ---------------         --------
CFE, Inc.                         $2,500,000             833,333             833,333

Jacques Wizman                       500,000             166,667             166,667

Paul Guez                            500,000             166,667             166,667

First Global Ventures, Inc.        1,000,000             333,333             333,333

ZeroDotNet, Inc.                   1,000,000             333,333             333,333

David B. Corenstein                  100,000             333,333             333,333

David B. Corenstein,                 150,000              50,000              50,000
Individual Retirement Account

Gianpaolo Fasoli                     100,000              33,333              33,333

Bruce Young                          100,000              33,333              33,333

Carol A.Smith, as custodian          100,000              33,333              33,333
for Lindsey A. Smith

Carol A. Smith, as                   100,000              33,333              33,333
custodian for Andrew Brewer
Smith

Carol & David Smith,                 100,000              33,333              33,333
co-trustees FBO DASCAS
Revocable UTAD 7/6/93

Bernard Merdik                       200,000              66,667              66,667

Richard Jelineck                     200,000              66,667              66,667

Jan Arnett                         1,000,000             333,333             333,333

Mark Finkle                          200,000              66,667              66,667

Azriel Ngar                          150,000              50,000              50,000

Aleksandar Radojevic                 100,000              33,333              33,333

TOTAL                             $8,100,000           2,699,999           2,699,999

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE REQUEST FOR TRANSFER IS ACCOMPANIED BY AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH TRANSFER IS EXEMPT THEREFROM UNDER SUCH ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS.

____________, 2000                                               No.___________


                               WARRANT TO PURCHASE
                            SHARES OF COMMON STOCK OF
                             TELEHUBLINK CORPORATION


         This certifies that CFE, Inc. and its registered successors and assigns (the "Holder"), for value received, is entitled to purchase from TeleHubLink Corporation, a Delaware corporation (the "Company"), having a place of business at 24 New England Executive Park, Burlington, MA 01803, a maximum of eight hundred thirty-three thousand three hundred thirty-three (833,333) fully paid and nonassessable shares of the Company's Common Stock, $0.01 par value ("Common Stock"), for a price of $4.50 per share (the "Stock Purchase Price") at any time or from time to time up to and including 5:00 p.m. (Eastern time) on _____________, 2005 (the "Expiration Date"), upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with the Subscription Form attached hereto as EXHIBIT A duly filled in and signed and upon payment in cash or by check or pursuant to Section 1.2 hereof of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Stock Purchase Price and the number of shares purchasable hereunder are subject to adjustment as provided in Section 3 of this Warrant. This Warrant is being issued together with other Warrants of even date herewith to purchase an aggregate of two million seven hundred thousand (2,700,000) shares of Common Stock (collectively, the "Warrants") in connection with the issuance by the Company to Holders of the Warrants of two million seven hundred thousand (2,700,000) shares of its Common Stock

         This Warrant is subject to the following terms and conditions.

     1.   EXERCISE; ISSUANCE OF CERTIFICATES; PAYMENT FOR SHARES.

          1.1 GENERAL. This Warrant is exercisable at the option of the holder of record hereof, at any time or from time to time, up to the Expiration Date for all or any part of the shares of Common Stock (but not for a fraction of a share) which may be purchased hereunder. The Company agrees that the shares of Common Stock purchased under this Warrant shall be and are deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered, properly endorsed, the completed, executed Form of Subscription delivered and payment made for such shares. Certificates for the shares of Common Stock so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company's expense within a reasonable time after the rights represented by this Warrant have been so exercised. In case of a purchase of less than all the shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under the Warrant surrendered upon such purchase to the Holder hereof within a reasonable time. Each stock certificate so delivered shall be in such denominations of Common Stock as may be required by the Holder hereof and shall be registered in the name of such Holder.

          1.2 NET ISSUE EXERCISE. Notwithstanding any provisions herein to the contrary, if the fair market value of one share of the Company's Common Stock is greater than the Stock Purchase Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Subscription Form and notice of such election in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

               X=Y (A-B)
                 -------
                     A

         Where    X=   the number of shares of Common Stock to be issued to the
                       Holder

                       Y= the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

                       A= the fair market value of one share of the Company's Common Stock (at the date of such calculation)

                       B= Stock Purchase Price (as adjusted to the date of such calculation)

For purposes of the above calculation, fair market value of one share of Common Stock shall be determined as follows:

               (i) If the Common Stock is listed on a securities exchange or quoted on the Nasdaq National Market or the over-the-counter market:

                    (a) if traded on a securities exchange, the fair market value shall be deemed to be the average of the closing prices over a ten (10) trading day period ending three days before the day the current fair market value of the securities is being determined; or

                    (b) if actively traded over-the-counter, the fair market value shall be deemed to be the average of the last reported sales prices quoted on the Nasdaq National Market (or similar system) over the ten (10) day period ending three days before the day the current fair market value of the securities is being determined; or

               (ii) if any time the Common Stock is not listed on any securities exchange or quoted on the Nasdaq National Market (or similar system) or the over-the-counter market, the current fair market value of Common Stock shall be determined in good faith by the Board of Directors not taking into account any discount for illiquidity or lack of control, unless the Company shall become subject to a merger, acquisition or other consolidation pursuant to which the Company is not the surviving party, in which case the fair market value received by the holders of the Company's Common Stock pursuant to such merger or acquisition.

     2. SHARES TO THE FULLY PAID; RESERVATION OF SHARES. The Company covenants and agrees that all shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Common Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Common Stock may be listed; provided, however, that the Company shall not be required to effect a registration under Federal or State securities laws with respect to such exercise. The Company will not take any action which would result in any adjustment of the Stock Purchase Price (as adjusted under Section 3 hereof) if the total number of shares of Common Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Common Stock then authorized by the Company's Certificate of Incorporation.

     3. ADJUSTMENT OF STOCK PURCHASE PRICE AND NUMBER OF SHARES. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3. Upon each adjustment of the Stock Purchase Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

          3.1 SUBDIVISION OR COMBINATION OF STOCK. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Stock Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.

          3.2 DIVIDENDS IN COMMON STOCK, OTHER STOCK, PROPERTY,
RECLASSIFICATION. If at any time or from time to time the holders of Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor,

               (A) Common Stock or any shares of stock or other securities which are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, or

               (B) Common Stock or additional stock or other securities or property (including cash) by way of spinoff, split-up, reclassification, combination of shares or similar coporate rearrangement, (other than (i) shares of Common Stock issued as a stock split, adjustments in respect of which shall be covered by the terms of Section 3.1 above or (ii) an event for which adjustment is otherwise made pursuant to Section 3.3 below), then and in each such case, the Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash) which such Holder would hold on the date of such exercise had he been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property.

          3.3 REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. If any capital reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions shall be made whereby the holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. In any reorganization described above, appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Stock Purchase Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company will not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or the corporation purchasing such assets shall assume by written instrument, executed and mailed or delivered to the registered Holder hereof at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.

          3.4 NOTICE OF ADJUSTMENT. Upon any adjustment of the Stock Purchase Price or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant, the Company shall give written notice thereof, by first class mail, postage prepaid, addressed to the registered Holder of this Warrant at the address of such Holder as shown on the books of the Company, and, in case of a Holder with an address or record outside of the United States, by facsimile, and confirmed in writing by first class air mail. The notice shall be signed by the Company's chief financial officer and shall state the Stock Purchase Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

          3.5 OTHER NOTICES. If at any time:

               (1) the Company shall declare any cash dividend upon its Common Stock;

               (2) the Company shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock;

               (3) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

               (4) there shall be any capital reorganization or reclassification of the capital stock of the company; or consolidation or merger of the Company; or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation; or

               (5) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to the Holder of this Warrant at the address of such Holder as shown on the books of the Company, (a) at least ten (10) days' prior written notice (by the method set forth in Section 3.4 above) of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, at least ten (10) days' prior written notice of the date when the same shall take place; PROVIDED, HOWEVER, that failure to give such notice or any defects therein shall not affect the validity of the action taken by the Company. Any notice given in accordance with the foregoing clause
(a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto. Any notice given in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall been entitled to exchange their Common Stock for securities or to other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or conversion, as the case may be.

     4. ISSUE TAX. The issuance of certificates for shares of Common Stock upon the exercise of the Warrant shall be made without charge to the Holder of the Warrant for any issue tax (other than any applicable income taxes) in respect thereof; PROVIDED, HOWEVER, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of the Warrant being exercised.

     5. CLOSING OF BOOKS. The Company will at no time close its transfer books against the transfer of any warrant or of any shares of Common Stock issued or issuable upon the exercise of any warrant in any manner which interferes with the timely exercise of this Warrant.

     6. NO VOTING OR DIVIDEND RIGHTS; LIMITATIONS OF LIABILITY. Nothing contained in this Warrant shall be construed as conferring upon the holder hereof the right to vote or to consent or to receive notice as a stockholder of the Company or any other matters or any rights whatsoever as a stockholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until and only to the extent that this Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by the holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such holder for the Stock Purchase Price or as a stockholder of the Company, whether such liability is asserted by the Company or by its creditors.

     7. TRANSFER AND EXCHANGE. This Warrant and all rights hereunder are transferable, in whole or in part, subject to compliance with applicable state and federal securities laws. If such a proposed transfer is effected, this Warrant is transferable on the books of the Company maintained for such purpose at its principal office referred to above by the Holder hereof in person or by duly authorized attorney, upon surrender of this Warrant properly endorsed and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. Each taker and holder of this Warrant by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable and that when this Warrant shall have been so endorsed, the Holder hereof may be treated by the Company and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, and notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered Holder hereof as the owner for all purposes.

     8. RIGHTS AND OBLIGATIONS SURVIVE EXERCISE OF WARRANT. The rights and obligations of the Company, of the holder of this Warrant and of the holder of shares of Common Stock issued upon exercise of this Warrant referred to in
Section 7 shall survive the exercise of this Warrant.

     9. MODIFICATION AND WAIVER. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

     10. NOTICES. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be delivered, or mailed first class postage prepaid, registered or certified mail,

               (a) If to the Holder hereof at its address as shown on the books of the Company

 or

               (b) If to the Company at the address indicated therefor in the first paragraph of this Warrant or such other address as the Company may specify by written notice to the Holder hereof and each notice, request, consent and other communication shall for all purposes of this Warrant be treated as being effective or having been given when delivered, if delivered personally, by e-mail with confirmation of receipt, by facsimile with confirmation of receipt or by overnight courier or, if sent by mail, at the earlier of its actual receipt or three (3) days after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

     11. BINDING EFFECT. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or acquisition of all or substantially all of the Company's assets. All of the obligations of the Company relating to the Common Stock issuable upon the exercise of this Warrant shall survive the exercise and termination of this Warrant. All of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the holder hereof.

     12. HEADINGS. The headings of the Sections and paragraphs of this Warrant are inserted for convenience and reference only and do not constitute a part of this Warrant.

     13. LOST WARRANTS. The Company represents and warrants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

     14. FRACTIONAL SHARES. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Stock Purchase Price.

     15. CHOICE OF LAW. It is the intention of the Company and the Holder hereof that the internal substantive laws, and not the laws of conflicts, of the State of New York shall govern the enforceability and validity of this Warrant, the construction of its terms and the interpretation of the rights and duties of the Company and the Holder hereof.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized this ___ day of ______________, 2000.

                             TELEHUBLINK CORPORATION
                             a Delaware corporation

                             By: _______________________

                             Title:_____________________

ATTEST:

Secretary

                                    EXHIBIT A

                                SUBSCRIPTION FORM

                                                              Date:____________


Gentlemen:

[ ] The undersigned hereby elects to exercise the warrant issued to it by TeleHubLink Corporation (the "Company") and dated , 2000, Warrant No. (the "Warrant") and to purchase thereunder shares of the Common Stock of the Company (the "Shares") at a purchase price of Dollars ($ ) per Share or an aggregate purchase price of Dollars ($ ) (the "Purchase Price").

[ ] The undersigned hereby elects to exercise _____________ percent (___%) of the value of the Warrant pursuant to the provisions of Section 1.2 of the Warrant.


         Pursuant to the terms of the Warrant the undersigned has delivered the Purchase Price herewith in full in cash or by certified check or wire transfer. The undersigned also makes the representations set forth on the attached Exhibit B of the Warrant.

                                                     Very truly yours,



                                            By:_______________________


                                            Title: ___________________

                                    EXHIBIT B

THIS AGREEMENT MUST BE COMPLETED, SIGNED AND RETURNED TO TELEHUBLINK CORPORATION, ALONG WITH THE SUBSCRIPTION FORM BEFORE THE COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANT CERTIFICATE DATED _________ , 2000 WILL BE ISSUED.

                          ----------------------------


TeleHubLink Corporation
24 New England Executive Park
Burlington, MA  01803

Attention:  President

         The undersigned, _________________________ ("Purchaser"), intends to acquire up to shares of the Common Stock (the "Common Stock") of TeleHubLink Corporation (the "Company") from the Company pursuant to the exercise of a certain Warrant to purchase Common Stock held by Purchaser. The Common Stock will be issued to Purchaser in a transaction not involving a public offering and pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "1933 Act") and applicable state securities laws. In connection with such purchase and in order to comply with the exemptions from registration relied upon by the Company, Purchaser represents, warrants and agrees as follows:

         Purchaser is acquiring the Common Stock for its own account, to hold for investment, and Purchaser shall not make any sale, transfer or other disposition of the Common Stock in violation of the 1933 Act or the General Rules and Regulations promulgated thereunder by the Securities and Exchange Commission (the "SEC") or in violation of any applicable state securities law.

         Purchaser has been advised that the Common Stock has not been registered for initial issuance under the 1933 Act or state securities laws on the ground that this transaction is exempt from registration, and that reliance by the Company on such exemptions is predicated in part on Purchaser's representations set forth in this letter.

         Purchaser has been informed that under the 1933 Act, the Common Stock must be held indefinitely unless it is subsequently registered under the 1933 Act or unless an exemption from such registration (such as Rule 144) is available with respect to any proposed transfer or disposition by Purchaser of the Common Stock. Purchaser further agrees that the Company may refuse to permit Purchaser to sell, transfer or dispose of the Common Stock (except as permitted under Rule 144) unless there is in effect a registration statement under the 1933 Act and any applicable state securities laws covering such transfer, or unless Purchaser furnishes an opinion of counsel reasonably satisfactory to counsel for the Company, to the effect that such registration is not required.

         Purchaser also understands and agrees that there will be placed on the certificate(s) for the Common Stock, or any substitutions therefor, a legend stating in substance:

"These securities have not been registered under the Securities Act of 1933, as amended, or under any applicable state securities laws. These securities may not be sold or transferred in the absence of such registration or unless the request for transfer is accompanied by an opinion of counsel reasonably satisfactory to the Company stating that such transfer is exempt therefrom under such Act and under any applicable state securities laws."

         Purchaser has carefully read this letter and has discussed its requirements and other applicable limitations upon Purchaser's resale of the Common Stock with Purchaser's counsel.

                                                Very truly yours,


                                                      (Purchaser)


                                            By: _________________________


                                            Title: ______________________